Exhibit 10.23
AMENDMENT TO THE
WILLIAMS COMPANIES, INC. SEVERANCE PAY PLAN
     The Williams Companies Severance Pay Plan, as amended and restated effective October 28, 2003 and as subsequently amended (“Plan”), shall be, and hereby is, amended in the following respects, effective June 1, 2004:
I.
     Section 1.12 of the Plan is amended in its entirety to provide as follows:
          “1.12 ‘Comparable Offer of Employment’ means an offer of employment for a position with the Company, any of its Affiliates, or any successor of the Company or its Affiliates that provides for Regular Wage Base equal to or greater than the Participant’s Regular Wage Base immediately preceding the Participant’s termination date. A successor of the Company or any of its Affiliates shall include, but shall not be limited to, any entity (or its Affiliate) involved in or in any way connected with a corporate rearrangement, total or partial merger, acquisition, sale of stock, sale of assets or any other transaction. A Comparable Offer of Employment includes, without limitation, a position that requires the Employee to transfer to a different work location, but only so long as the Employee’s commuting distance to the new work location is not increased more than fifty (50) miles beyond the commuting distance to his or her current work location.”
II.
     Section 1.17 of the Plan is amended in its entirety to provide as follows:
“1.17 ‘Good Reason’ means the occurrence, within two (2) years following a Change in Control (other than during a Merger of Equals Period) and without a Participant’s prior written consent, of any one (1) or more of the following:
(a) a material adverse reduction in the nature or scope of the Participant’s duties from the most significant of those assigned at any time in the 90-day period prior to a Change in Control; or
(b) a significant reduction in the authority and responsibility assigned to the Participant; or
(c) any reduction in or failure to pay Participant’s Base Salary; or
(d) a material reduction of Participant’s Aggregate Compensation and/or aggregate benefits from the amounts and/or levels in effect on the Change

Date, unless such reduction is part of a policy applicable to peer Participants of the Company and of any successor entity; or
(e) a requirement by the Company or any of its Affiliates that the Participant’s principal duties be performed at a location requiring a commuting distance to the new work location greater than fifty (50) miles beyond the commuting distance to his or her current work location, without the Participant’s consent (except for travel reasonably required in the performance of the Participant’s duties).
Notwithstanding anything in this Plan to the contrary, no act or omission shall constitute grounds for ‘Good Reason’: unless, at least thirty (30) days prior to his termination, Participant gives a written notice to the Company or the Affiliate that employs Participant of his intent to terminate his employment for Good Reason which describes the alleged act or omission giving rise to Good Reason; and unless such notice is given within ninety (90) days of Participant’s first actual knowledge of such act or omission, or if such act or omission would not constitute Good Reason during a Merger of Equals Period, unless Participant’s termination date is within 90 days after the first date on which he first obtained actual knowledge of the fact that the Merger of Equals Period has ended; and unless the Company or the Affiliate that employs Participant fails to cure such act or omission within the 30-day period after receiving such notice.
Further, no act or omission shall be ‘Good Reason’ if Participant has consented in writing to such act or omission.”
III.
     Except as modified herein, the Plan shall remain in full force and effect.
IN WITNESS WHEREOF, the Benefits Committee has caused this Amendment to the Plan to be executed effective as herein provided.

By:	/s/ Michael P. Johnson
Michael P. Johnson
Benefits Committee Member

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